EXHIBIT 99.1	-	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (REVISED ITEM 7 TO REGISTRANT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003)

OVERVIEW

The recovery of the world's major developed economies remained fragile through most of 2003, showing signs of sustained improvement only towards year-end.  As a consequence, world demand growth for aluminum was muted and was fueled mainly by the continued rapid development of China's economy.  While primary aluminum was in surplus in 2003, the excess of production over demand narrowed as the year progressed.  For 2004, demand growth is expected to outstrip production increases, leading to a decline in industry inventories for the first time in three years.

The price of aluminum on the London Metal Exchange ended 2003 at US$1,605 per tonne, US$257 per tonne higher than at the start of the year.  Unlike the situation for other base metals, the run-up in aluminum prices in the second half of the year did not reflect improved industry fundamentals but rather the pronounced weakening of the U.S. dollar.  When viewed in terms of other currencies, aluminum prices showed little or no improvement year over year.  In 2004, the anticipated decline in industry inventories is expected to provide a better price environment for aluminum.

For Alcan, it was a year of external challenges and significant accomplishments. The benefits from higher aluminum prices were offset in the Company's results by the negative impact of the U.S. dollar's depreciation. Likewise, ongoing initiatives to reduce costs were successful, but could not fully offset the external pressures driving increases in costs for pensions, fuel and recycled metal.  In the opening months of 2004, the U.S. dollar has begun to firm and external cost pressures have largely abated although energy prices remain high.

During 2003, Alcan took a number of important steps in pursuit of its value-maximization agenda, including the acquisition of a flexible packaging business and two composites businesses, as well as signing a joint venture agreement for a smelter in China.  However, the most significant development in 2003 was the acquisition at year-end of Pechiney, a leading international producer of aluminum and packaging products.  This acquisition provides Alcan with considerably increased scale, enhanced technological resources and greater opportunities for profitable growth, particularly in the aerospace and packaging markets.  While the addition of Pechiney further builds upon the stable earnings and cash flow foundation of Alcan's packaging business, it also brings greater earnings leverage to changes in aluminum prices.

The tables presented in Management's Discussion and Analysis exclude Pechiney, unless otherwise stated.

MARKET REVIEW

Western World* Primary Aluminum Balance

Demand
Total Western World aluminum consumption grew by an estimated 1.3% in 2003 to about 28.5 million tonnes (Mt).  A second year of sub-par growth kept consumption from fully recovering to the record level of 29.4 Mt reached in 2000.   Of all aluminum consumed in 2003, 20.7 Mt was in the form of primary aluminum, which was up 5.7% over the prior year. The balance of 7.8 Mt was in the form of secondary/recycled metal. The higher rate of primary consumption largely reflected the growing influence of China on the aluminum market. During the year, increased scrap aluminum imports by China substantially reduced scrap availability in the Western World, pushing up prices for secondary alloys and spurring increased primary usage.   Western World primary smelters also took advantage of the higher prices by increasing the casting of secondary alloys.

In 2003, aluminum consumption was down in the Americas but up in other regions. A 100-thousand-tonne (kt) decline in the U.S. contributed to a drop of 1% in North America, the world's largest consuming region.  Similarly, a 5.6% fall in Brazil was the leading contributor to the 2.7% decline in South America. Mixed results in Western Europe produced modest growth of 1%, while consumption in Russia registered a decline. In Asia, there were increases in every major country, which led to a 5.2% growth in that region.  Chinese consumption is estimated to have grown an impressive 25.9%, following 12.2% growth in 2002.

Supply
Total Western World primary aluminum supply (production plus imports) increased 4.3% to 20.8 Mt in 2003. Of this, primary aluminum production represented 17.8 Mt, up 3.2% from the previous year, with the balance comprising 3.0 Mt of net imports from China and former Eastern Bloc countries (C.I.S.* and Eastern Europe).   During the year, a total of about 500 kt of primary capacity was idled or closed in the U.S., Ghana, Brazil, France and New Zealand, but this was more than offset by expansions in Mozambique, Norway, India, Brazil, and South Africa, a few of which came on stream ahead of schedule. Net imports were up significantly from both Russia and China, the latter largely in anticipation of a cut in export tax rebates effective for 2004.

*Defined as the world excluding the Commonwealth of Independent States (C.I.S.), Eastern Europe and China.

Western World Primary Aluminum Supply and Demand
Mt- Annualized

	Q1	Q2	Q3	Q4
Supply
1999	19.4	19.5	19.7	19.9
2000	19.7	19.7	19.6	19.8
2001	19.7	19.5	19.1	19.2
2002	19.8	20.1	19.8	20.3
2003	20.4	20.8	20.9	21.4

Demand (seasonally adjusted)
1999	19.6	19.2	19.4	19.9
2000	20.2	20.6	20.0	19.9
2001	18.9	18.8	19.1	18.8
2002	19.4	18.9	20.0	19.9
2003	20.7	20.5	20.6	20.9

Balance
With Western World primary aluminum demand increasing more quickly than supply, the surplus was about 155 kt in 2003, down from about 400 kt in 2002. By the end of the year, inventories held by the London Metal Exchange (LME), the New York Mercantile Commodities Exchange (COMEX) and aluminum producers had increased to approximately 4.5 Mt, or the equivalent of about 11 weeks of consumption. Driven primarily by the weakening U.S. dollar, the average 3-month LME aluminum price rose 5% in 2003 to $1,428/t, up from $1,365/t in the prior year.

Total Aluminum Inventories and Ingot Prices

	Q1	Q2	Q3	Q4
LME 3-month price (US$/t)
1999	1,212	1,332	1,471	1,535
2000	1,652	1,502	1,587	1,527
2001	1,562	1,511	1,404	1,337
2002	1,395	1,377	1,329	1,358
2003	1,392	1,379	1,420	1,521

Total inventories (IAI*, LME and COMEX) (kt)
1999	3,931	3,833	3,967	4,001
2000	3,919	3,612	3,552	3,488
2001	3,743	3,799	3,887	3,910
2002	4,084	4,226	4,250	4,312
2003	4,401	4,290	4,438	4,535

* International Aluminium Institute

Outlook
In 2004, primary demand is expected to again rise more quickly than supply due to the continuing strength of China and better economic growth in the Western World.   Few major smelter expansions are scheduled to commence production this year in the Western World, though there will be a full year of production from those completed during 2003.  Assuming an improving economic climate and lower exports from China and the former Eastern Bloc, the resulting forecast is a net reduction in total inventories of approximately 430 kt in 2004.

Western World Consumption
The pattern of Western World aluminum consumption growth varied by end-use market in 2003.  Once again, transportation was the fastest growing market, as well as the largest end-use market for aluminum. While worldwide light vehicle production declined by 0.5%, consumption in this market was up 1.9% to 8.6 Mt, an indication of the continued penetration of aluminum in automobiles. Alcan's revenues from the transportation market increased by 13.7% to $1.0 billion.

Western World Consumption by End-use Market - 2003

Containers and Packaging	17%
Building and Construction	18%
Electrical	8%
Transportation	30%
Consumer Durables	6%
Machinery and Equipment	9%
Other	12%
Total	100%

Aluminum consumption in the containers and packaging market was down a slight 0.3% to 4.9 Mt. Can stock demand declined by 0.8% in 2003, led by an 8% fall in Brazil. Other packaging, principally foil, rose by 1% to 1.4 Mt. Alcan's revenues from the packaging and beverage can markets, which represent the largest share of the Company's revenues, increased by 14.1% to $5.9 billion.

Consumption in the building and construction sector rose 1.2% to 5.2 Mt. Although U.S. housing starts were up 8.4% in 2003 and reached a 25-year record, aluminum consumption was up only 0.5% in the U.S. due to material substitution and a weak commercial construction market. There was a sharp drop in the building and construction market in South America and only modest growth elsewhere. Alcan's revenues from building and construction increased by 8.6% to $1.0 billion.

The electrical market gave up virtually all of its gain from the previous year, dropping 0.7% in 2003 to 2.3 Mt. Small gains in the majority of countries were not enough to offset large declines in Brazil and Korea and a small decline in North America.  Most private power projects in Brazil have been put on hold due to new government policies. Alcan's revenues from the electrical market declined by 5.7% to $0.5 billion.

Consumption in all other markets increased by 2.3% in 2003 to 7.5 Mt. This segment includes 2.4 Mt from the machinery and equipment market and 1.7 Mt from the consumer durables market. Alcan's revenues from these other markets, including aluminum ingot, increased by 9.6% to $5.2 billion.

Western World Consumption by Geographic Market - 2003

North America	34%
Europe	31%
Asia	27%
South America	5%
Africa and Oceania	3%
Total	100%

Alcan's Revenues by Geographic Market - 2003

North America	42%
Europe	46%
Asia/Pacific/Africa	9%
South America	3%
Total	100%

RESULTS OF OPERATIONS

Presentation of Financial Information
Alcan has historically prepared and filed its consolidated financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP.  Beginning January 1, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. The Company has adopted U.S. GAAP to enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within Alcan. The financial information contained in this Management's Discussion and Analysis (MD&A) is presented in accordance with U.S. GAAP.

During 2003, the Company's drive to maximize value resulted in decisions to sell certain non-core packaging and engineered products operations in order to release cash for higher value-creating opportunities.   Even though these operations are not major business units, they are classified as held for sale and are treated as discontinued operations.  Alcan will not have any significant continuing involvement in these operations after their disposal.

New accounting standards require that the operating results and any impairment charge for assets held for sale be disclosed separately as discontinued operations.  Prior years' financial information has been reclassified to present these businesses as discontinued operations on the consolidated statement of income, as assets held for sale and liabilities of operations held for sale on the balance sheet and as cash flows from (used for) discontinued operations on the consolidated statement of cash flows.  The financial information contained in  the MD&A has been revised from the information presented in prior annual reports to reflect the reclassification.  For further details, see note 5 of the consolidated financial statements - Discontinued Operations and Assets Held for Sale.

On December 15, 2003, Alcan acquired 92.2% of Pechiney, an international producer of aluminum and packaging products.  As of February 6, 2004, Alcan had acquired the remaining shares of Pechiney such that it is now wholly owned by Alcan.  The balance sheet of Pechiney is included in Alcan's consolidated financial statements as at December 31, 2003. Pechiney's results of operations and cash flows are included in Alcan's consolidated financial statements beginning January 1, 2004.

On May 14, 2004, Alcan announced the sale of the Boxal Group, a manufacturer of aluminum aerosol cans and part of Alcan Packaging. The sale was approved by the European Commission and was part of the mandated divestments arising from Alcan's acquisition of Pechiney in December 2003. The Boxal Group employs approximately 630 people at three manufacturing facilities in France, the Netherlands and Switzerland as well as a sales office in Germany.

On May 18, 2004, Alcan announced its intention to pursue a strategic spin-off to its shareholders of substantially all of the rolled products businesses held by Alcan prior to its acquisition of Pechiney (i.e. the Rolled Products Americas and Asia and Rolled Products Europe segments). Subsequent to the spin-off, Alcan will focus on developing its portfolio of low-cost alumina and primary aluminum businesses as well as its high value-added, high-growth specialty packaging, aerospace and engineered products businesses. Following the separation, the Company would have 78,000 employees globally and revenues of approximately $20 billion. The new rolled products company, which will be named at a later date, would be the world's largest aluminum rolling business by revenue and production volume. It is expected that the new company would be domiciled in Canada with its executive office in the United States. It would have approximately 10,000 employees worldwide. The shares of the new company are expected to be listed on the New York and Toronto stock exchanges. The proposed spin-off would be in the form a pro-rata distribution of common stock of the new company. It is intended that Alcan would retain its current dividend policy, and that the new company would have its own dividend policy in place at the time of the transaction. Completion of the proposed spin-off remains subject to regulatory, shareholder and definitive board approvals and is expected to be completed before year-end.

Income from Continuing Operations

	2003	2002	2001
Income (Loss) from continuing operations (US$M)	262	421	(60)
Foreign currency balance sheet translation
and Other Specified Items (US$M)	(288)	(150)	(480)
LME (US$/t)	1,428	1,365	1,454

Net Income
Business conditions in 2003 were challenging, with Alcan's results negatively impacted by a number of external factors including a soft economic environment through most of the year, a weakening U.S. dollar and upward pressure on costs for pensions, fuel and recycled metal.  Providing a counterbalance to these factors were higher LME prices, which rose in the second half in response to the decline in the U.S. dollar, benefits from ongoing cost initiatives and profits from newly acquired businesses.

Income from continuing operations was $262 million for the year, down $159 million from 2002. The deterioration largely reflected the negative effects of foreign currency balance sheet translation and an unfavourable year-over-year change in mark-to-market adjustments on the revaluation of certain derivative instruments, partially offset by a positive net year-over-year change in Other Specified Items. The Company estimates that the weakening of the U.S. dollar and higher external cost pressures reduced earnings by approximately $180 million in 2003.

In 2002, cost savings, increased shipment volumes, a higher-value product mix, lower interest expense, a favourable year-over-year change in mark-to-market adjustments on the revaluation of certain derivative instruments and the absence of goodwill amortization more than compensated for the adverse impact of lower LME prices and higher pension costs. Income from continuing operations was $421 million in 2002, compared to a net loss of $60 million in 2001. The earlier year was impacted by large restructuring and impairment charges that were part of Other Specified Items.

After including the results of discontinued operations and the cumulative effect of accounting changes, the Company's reported net income was $64 million in 2003 as compared to losses of $348 million in 2002 and $78 million in 2001. Discontinued operations include the results and impairment charges of the Ravenswood rolled products facility in the U.S. and certain non-core packaging and engineered products operations that the Company has designated as held for sale. After-tax results from discontinued operations were a loss of $159 million in 2003 compared to losses of $21 million and $6 million in 2002 and 2001, respectively.

Net income in 2003 was reduced by a charge of $39 million for the cumulative effect of an accounting change related primarily to costs for spent potlining disposal. The loss in 2002 included a charge of $748 million for the cumulative effect of an accounting change relating to goodwill impairment. The loss in 2001 included a charge of $12 million for the cumulative effect of an accounting change related to derivatives.
Net Income (In millions of US$)	2003	2002	2001

Included in income from continuing operations are:
Foreign currency balance sheet translation	(332)	(41)	51
Other Specified Items:
Restructuring charges	(26)	(36)	(104)
Asset impairments	(46)	(16)	(186)
Gain (Loss) from non-routine sales of assets, businesses and investments	40	19	(87)
Tax adjustments	72	(3)	12
Legal and environmental provisions	(17)	(76)	(167)
Pechiney financing-related gains	65	-	-
Purchase accounting adjustments related to in-process research and development	(32)	-	-
Other	(12)	3	1
Total Other Specified Items	44	(109)	(531)

Income (Loss) from continuing operations	262	421	(60)
Income (Loss) from discontinued operations	(159)	(21)	(6)
Cumulative effect of accounting changes	(39)	(748)	(12)
Net Income (Loss)	64	(348)	(78)

Foreign currency balance sheet translation effects arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes. The significant weakening of the U.S. dollar in 2003 resulted in the Company recording translation losses of $332 million for the year as compared to losses of $41 million in 2002. In 2001, there were translation gains amounting to $51 million.  Although balance sheet translation effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

Income from continuing operations for 2003 included a net after-tax gain of $44 million from Other Specified Items. The most significant items included a currency-related gain, net of financing costs, of $65 million on the funding of the Pechiney acquisition, favourable tax adjustments of $72 million primarily resulting from a change in tax legislation in Australia, and gains of $40 million mainly from the sales of assets in Japan, the U.K., Malaysia and Italy. These were partially offset by a $32-million write-off of in-process research and development related to research and development undertaken by Pechiney prior to the acquisition, environmental and legal provisions of $17 million mainly due to an environmental reserve for a site in the U.S. and impairment charges of $46 million. The latter included a goodwill impairment charge of $28 million in the extrusions businesses in Europe and asset impairment charges for certain operations in Europe and North America.

Income from continuing operations for 2002 included a net after-tax charge of $109 million from Other Specified Items. The largest of these items was a provision of $68 million for a ruling on a contract dispute with Powerex (a subsidiary of BC Hydro), $13 million for the impairment of certain businesses in Italy, charges of $21 million for the closures of the Burntisland specialty alumina plant and the Banbury R&D facility, both in the U.K., $17 million relating to other integration and restructuring costs and $15 million in other miscellaneous charges. These items were partially offset by an after-tax gain of $24 million on the sale of more than half of the Company's remaining portfolio investment in Nippon Light Metal Company, Ltd. (NLM).

In 2001, anticipating challenging economic conditions ahead, Alcan moved to safeguard its competitiveness by launching a restructuring program aimed at achieving annual pre-tax savings of $200 million. By the end of 2002, the Company had realized $178 million in cost reductions under the program and reached an annual run rate in excess of $200 million. Costs to implement the program were $270 million, half of which involved cash expenditures for redundancy, with the balance comprising non-cash items such as asset write-downs.  Other Specified Items for 2001 included a loss on the disposal of operations in Jamaica of $90 million, charges related to the restructuring program of $104 million, asset impairment provisions of $186 million and increases to environmental reserves of $167 million. These charges were slightly offset by a favourable prior year tax adjustment of $12 million.

Revenues and Aluminum Volumes

	2003	2002	2001
Third-party sales and operating revenues (US$M)	13,850	12,483	12,545
Total aluminum volume* (kt)	4,508	4,424	4,237

*Includes ingot and rolled product shipments, conversion of customer-owned metal (tolling) as well as aluminum used in engineered products and packaging.

Sales and Operating Revenues
Sales and operating revenues were $13.9 billion in 2003, up 11% from 2002.   The increase reflected the additional revenues from the packaging and composites businesses acquired during the year, higher LME prices, higher alumina prices, increased ingot shipments and the impact of the stronger euro.

In 2002, sales and operating revenues were $12.5 billion, slightly lower than in 2001 as increased ingot and rolled products volumes along with the benefits of a stronger euro offset a 6% reduction in LME prices.

Revenues by Market - 2003

Packaging	29%
Aluminum Ingot	18%
Beverage Cans	14%
Building and Construction	8%
Electrical	4%
Transportation	7%
Other	20%
Total	100%

Sales Price Realizations

	2003	2002	2001
Ingot products (US$/t)	1,605	1,528	1,600
Rolled products (US$/t)	2,529	2,386	2,523
LME (US$/t)	1,428	1,365	1,454

Costs and Expenses
In 2003, Alcan's cost base was adversely affected by currency movements and external cost pressures. The sharp decline in the value of the U.S. dollar had an unfavourable impact on costs incurred in other currencies, which are translated into U.S. dollars for reporting purposes.   The economic impact was pronounced in countries such as Canada, Australia and the U.K., where the Company's smelter and raw material operations have a local currency cost base, but U.S. dollar determined revenues.  External factors also resulted in increased costs for pensions, fuel and fuel-related items and recycled metal, which on a combined basis, increased by approximately $180 million in 2003. In order to mitigate the negative impact of currency and cost pressures, Alcan remained focused on reducing controllable costs. The Company estimates that during the year it successfully cut its annual cost base by approximately $125 million.

Value of U.S. Dollar - Average Annual Percentage Change (%)	2003	2002	2001
Canadian dollar	(11)	1	4
Australian dollar	(17)	(5)	12
Euro	(16)	(5)	3

Cost of sales and operating expenses were 81% of sales and operating revenues in 2003, essentially unchanged from the previous two years.  While higher LME prices helped boost revenues, the benefits were offset by the unfavourable impact of the weaker U.S. dollar on costs.  The Company's continued emphasis on cost and productivity improvements helped to offset increases in fuel and recycled metal costs.

In 2002, while LME prices were lower, cost of sales and operating expenses as a percentage of sales and operating revenues were flat compared to 2001. This was mainly due to the benefits from cost initiatives, including integration synergies and the 2001 restructuring program, as well as lower start-up and pre-operating expenses related to the Alma smelter in Quebec.

Total Aluminum Volume and Purchases

	2003	2002	2001
Total aluminum volume * (kt)	4,508	4,424	4,237
Total purchases (kt)	1,818	1,855	1,865

* Includes ingot and rolled product shipments, conversion of customer-owned metal (tolling) as well as aluminum used in engineered products and packaging.

Depreciation and amortization expense was $862 million in 2003 compared to $772 million in the previous year and $809 million in 2001. The increase in 2003 mainly reflected the strengthening of the euro against the U.S. dollar and the impact of packaging and composites businesses acquired during the year. The decrease from 2001 to 2002 reflected the fact that goodwill was no longer amortized effective January 2002 as well as the impact of the sale of operations in Jamaica in May 2001. These were partially offset by the additional depreciation on the Alma smelter, which reached its full capacity at the end of September 2001, and the Company's 40% share of the Alouette smelter in Quebec that was acquired in two tranches of 20% each in 2002.

Selling, administrative and general expenses were $758 million in 2003, $178 million higher than in the prior year.  Excluding the impact of business acquisitions, expenses increased by $151 million largely due to higher pension expenses and the impact of the weaker U.S. dollar.  In 2002, expenses were $580 million, up from $567 million in 2001. The increase in 2002 was due principally to higher pension expenses and increased consultant fees related to performance improvement initiatives.

Alcan's research and development (R&D) activities continue to be closely aligned with the needs of its core businesses, principally bauxite and alumina, smelting, fabrication and packaging. The Company is focused on improving process technology and developing new product applications for a diverse range of markets and customers.  R&D spending at central research laboratories, technology centres and technical departments was $190 million in 2003 compared to $115 million in 2002 and $134 million in 2001.  The increase in 2003 mainly reflected the immediate expensing of $50 million of Pechiney's in-process research and development, as required under U.S. GAAP, as well as the impact of the weaker U.S. dollar. The decline in 2002 spending was primarily due to the achievement of integration synergies following the algroup acquisition.

Interest

	2003	2002	2001
Interest expense (US$M)	212	198	242
Capitalized interest (US$M)	6	1	30
Effective average interest rate (%)	5.2	5.0	6.0

Reflecting the low short-term interest rate environment, Alcan's effective average interest rate on debt was 5.2% in 2003, slightly higher than in the prior year. The effective average interest rate is derived by dividing the total interest cost on debt for the year (see page 11 for a calculation of debt) by the average quarter-end debt for the year, including the prior year-end debt balance.  For 2003, the fourth quarter-end debt balance used to calculate the average debt for the year is adjusted on a pro-rata basis for the debt raised to finance Pechiney, in order to arrive at a more representative debt level on which interest was incurred.  Pechiney debt assumed is excluded from the calculation because the interest cost for the year excludes Pechiney and the debt raised to finance the acquisition is pro-rated because it was only outstanding for a portion of the fourth quarter. Total interest cost increased by $19 million primarily as a result of the $3.5 billion of short and long-term financing raised in December to fund the acquisition of Pechiney.  In 2002, strong free cash flow allowed the Company to reduce debt levels. Total interest costs rose in 2001 due to the inclusion of algroup debt for a full year and to the debt incurred to finance capital expenditures.  Interest capitalized in 2001 related mainly to the construction of the smelter in Alma, Quebec.

Restructuring, impairment and other special charges include amounts related to the Company's 2001 restructuring program. Under this program, a detailed business portfolio review was undertaken to identify high cost operations, excess capacity and non-core products.  Charges of $653 million in 2001 and $63 million in 2002 arose as a result of negative projected cash flows and recurring losses, and related principally to impairments for buildings, machinery and equipment and some previously capitalized project costs.  This program was completed in 2003 and a pre-tax gain of $38 million arose mainly from the sale of certain assets in the U.K. and the sale of certain businesses in Malaysia and Italy.

In 2003, other expenses (net of other income) included foreign exchange losses of $116 million from balance sheet translation, partly offset by currency-related gains on the financing of the Pechiney acquisition and a $24 million mark-to-market gain on the revaluation of derivative instruments. Also included in other expenses in 2003 were the pre-tax amounts of certain Other Specified Items. The most significant items were asset impairment charges of $36 million related to operations in Germany and Canada, an environmental provision of $25 million for a site in the U.S. and restructuring charges of $10 million for a cable plant in the U.S. These were partially offset by a gain of $34 million on the sale of the Company's remaining portfolio investment in NLM.

Other expenses of $56 million in 2002 included a $100-million provision for a ruling on a contract dispute with Powerex (a subsidiary of BC Hydro) and foreign exchanges losses mainly arising from balance sheet translation of $51 million. These were partially offset by a gain of $34 million on the sale of part of the Company's portfolio investment in NLM and a mark-to-market gain of $60 million on the revaluation of derivatives. In 2001, other expenses included a $123-million loss on the disposal of the Jamaican operations.

Income Taxes
Income tax expense of $260 million for 2003 represented an effective tax rate of 52%, compared to 43% in 2002 and 11% in 2001.  This compares to a composite statutory tax rate of 39% in Canada (39% in 2002 and 40% in 2001).  In 2003, the difference in the rates was due primarily to currency related items, partially offset by one-time tax benefits in Australia, investment and other allowances and lower tax rates in foreign jurisdictions.  The tax benefits in Australia relate to the implementation of a tax consolidation regime together with the conversion to the U.S. dollar as the tax reporting currency.  As a result of these changes in legislation, the Company was able to reset the tax value of certain assets in Australia and record a deferred tax benefit of $74 million.

In 2002, the difference in the rates was primarily due to currency related items, the impact of potential future tax benefits that were not recognized since their realization was not likely, partially offset by lower tax rates in foreign jurisdictions and investment and other allowances.  In 2001, the income tax provision included a non-cash gain of $26 million on the currency revaluation of deferred tax balances mainly due to the weaker Canadian dollar during the year.  This was offset by the impact of potential future tax benefits that were not recognized since their realization was not likely and by goodwill amortization which is not tax deductible.

A full reconciliation between the Canadian composite statutory tax rate and the effective tax rate is presented in note 10 of the consolidated financial statements.

Goodwill
In 2002, the Company adopted new accounting standards on goodwill. As a result of this change, goodwill is no longer being amortized.  In 2003, the Company completed a review of goodwill and recorded an impairment charge of $28 million relating to the extrusions operations in Europe.  In 2002, a review of goodwill resulted in an impairment charge of $748 million recorded as a cumulative effect of an accounting change as of January 1, 2002.  This non-cash adjustment reflected the deterioration in end-market conditions in the period from the algroup integratrion in October 2000 to January 1, 2002 and did not reflect a change in the growth prospects of the Company.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities

Cash from Operations and Free Cash Flow from Continuing Operations

(US$M)	2003	2002	2001
Free cash flow from continuing operations	752	689	395
Cash from operating activities in continuing operations	1,801	1,519	1,614

Despite external cost pressures and a soft economic environment, Alcan's pursuit of value maximization has led to improved cash flow performance. Focused attention on costs, stringent management of working capital and a disciplined approach to capital spending yielded substantial benefits in 2003.  The Company achieved record cash flow from operating activities in continuing operations of $1.8 billion.

Free cash flow from continuing operations was also a record $752 million, up from $689 million in 2002 and $395 million in 2001.  Free cash flow from continuing operations consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management considers this relevant information for investors as it provides a measure of the cash generated internally that is available for investment opportunities and debt service.

Free Cash Flow from Continuing Operations (In millions of US$)	2003	2002	2001

Cash from operating activities in continuing operations	1,801	1,519	1,614
Dividends
Alcan shareholders (including preference)	(200)	(197)	(200)
Minority interests	(11)	(6)	(2)
Capital expenditures in continuing operations	(838)	(627)	(1,017)
Free Cash Flow from Continuing Operations	752	689	395

For a third year in a row, working capital reduction was a significant contributor to cash flow. Management action resulted in operating working capital being drawn down by $469 million in 2003, following reductions of $47 million in 2002 and $568 million in 2001. The decline in 2003 was due to a substantial reduction in receivables, inventories and payables. The decline in 2002 was the result of reductions in receivables and inventories, offset in part by a decrease in payables. In 2001, the decrease was due to a substantial reduction in receivables, $330 million of which was due to the sale of receivables with limited recourse.

Investment Activities
Alcan adopted value maximization as its governing objective in 2001 and as such uses a value-based approach to identify investment opportunities. In 2003, the Company made further progress towards this objective, executing several value-creating transactions including the acquisition of a packaging business, VAW Flexible Packaging (FlexPac), at a cost of $330 million and two composite product businesses, Baltek Corporation and Uniwood/Fome-Cor (Alcan Gator-Cor), at a cost of $38 million and $95 million, respectively. These acquisitions build upon Alcan's already strong market positions by extending product range and geographic reach.

During 2002, the Company acquired a 40% joint venture interest in the Aluminerie Alouette consortium in two transactions. The first tranche of 20% was purchased from the Société générale de financement du Québec (SGF) and the second tranche of 20% from the Corus Group plc at costs of $172 million and $171 million, respectively.

While capital expenditures on property, plant and equipment increased in 2003, they remained below the level of depreciation expense for a second year, a reflection of the Company's continuing financial discipline. Capital spending for continuing operations was $838 million in 2003, compared to $627 million in 2002 and $1,017 million in 2001. The increase in 2003 was due largely to an acceleration of spending for the expansion of the Alouette smelter in Quebec, in which Alcan has a 40% stake. In 2001, capital spending included $250 million related to the construction of the Alma smelter in Quebec.

With the acquisition of Pechiney, Alcan's capital spending will increase in 2004, and the Company expects it to be approximately $1.3 billion. In the medium term, the Company's objective is to keep its capital spending in line with depreciation, which should be achievable given the investments in new capacity made over the last decade.

In 2003, asset disposals included the Borgofranco power station in Italy, the Banbury laboratory and the Burntisland specialty chemical plant, both located in the U.K., as well as the Company's remaining investment in NLM.  In addition, the Company sold businesses that were classified as discontinued operations in its consolidated financial statements. These included the Fibrenyle packaging business in the U.K. and the Pieve extrusions operation in Italy.  Proceeds on the sale of these businesses are included in cash from (used for) investment activities in discontinued operations. Disposals in 2002 mainly comprised moulded glass operations in the U.S. and China, rolled product circles operations in Italy, three company-owned cargo ships and more than half of the Company's investment in NLM.

Capital Expenditures and Depreciation in Continuing Operations

(In millions of US$)	2003	2002	2001
Capital expenditures for continuing operations	838	627	1,017
Depreciation and amortization expense	862	772	809

Pechiney Acquisition
On December 15, 2003, Alcan acquired 92.2% of Pechiney, a French société anonyme with international operations in three core businesses: primary aluminum, aluminum conversion and packaging. The total consideration for this ownership interest was $5.1 billion, which consisted of $3.4 billion in cash (including net transaction costs of $61 million and net of cash and time deposits acquired of $335 million), $1.6 billion in Alcan common shares  (41 million shares at $39.63 per share) and $80 million for Pechiney stock options held by the employees.  In addition, the Company assumed from Pechiney total debt of $2.1 billion. Subsequent to year-end, Alcan took a number of steps to acquire the remaining shares of Pechiney and as of February 6, 2004, it owned 100% of the company.

This transaction is an important step in Alcan's value-maximizing strategy, building upon its position as one of the world's leading aluminum and packaging companies and providing advantages of enhanced scale, financial strength and technological resources, as well as an increased capacity to serve customers worldwide.  The combined entity will also benefit from increased opportunities to leverage Pechiney's state-of-the-art smelting technology, a larger and more diversified position in low-cost primary aluminum production, an advanced aluminum fabricating business with a leading position in aerospace, and a global packaging business with a leading position in flexible packaging.  Going forward, the enhanced size and scope of the Company will also provide an increased number of strategic options.

Alcan announced on April 27, 2004, that through the combination of the two companies it expects to generate targeted synergies of $360 million in annual pre-tax cost savings and benefits. This amount would constitute a $110 million increase over the Company's initial estimate of $250 million. The recurring annual synergies, which are expected to be achieved within two years of the date of acquisition, will be realized largely through streamlined corporate and head office services, logistical and purchasing efficiencies, the optimization of production facilities and a focused approach to R&D and capital spending. In order to achieve the synergies, Alcan estimates that it will need to incur approximately $250 million in costs and make capital expenditures of approximately $90 million. At least $80 million of the costs will be treated as purchase accounting adjustments, and as such will not affect net income.

For further details on the transaction, refer to note 7 of the consolidated financial statements.

 Financing Activities

Total Borrowings and Equity

	2003	2002	2001
Borrowings * (US$M)	9,543	3,751	3,992
Equity ** (US$M)	10,796	8,442	8,702
Debt as a percentage of invested capital (%)	47	31	31

* Includes borrowings of operations held for sale.
** Includes minority interests and preference shares.

In May 2003, the Company issued $500 million of 4.5% global notes, due May 15, 2013.  The proceeds were partially used to fund the FlexPac acquisition, with the remainder used to refinance maturing long-term debt.   In December, the Company completed a $2.25-billion four-tranche debt offering in the U.S. capital markets to partially fund the cash consideration portion of the Pechiney purchase price.  The debt offering consisted of two global notes issues, one for $500 million with a coupon of 5.2% due January 15, 2014, and the other for $750 million with a coupon of 6.125% due December 15, 2033, as well as the issuance of two tranches of floating rate notes:  $500-million one-year notes and $500-million two-year callable notes.   The floating rate notes, fully and unconditionally guaranteed by the Company, were issued by its wholly owned U.S. subsidiary, Alcan Aluminum Corporation. The remaining funding requirements for the acquisition were obtained through a combination of commercial paper, available cash and a short-term bank loan. In addition to the issuance of new debt, the Company has also assumed the debt of companies acquired, which amounted to $2.1 billion in 2003.

In January 2002, the Company redeemed all of its $150-million 8.875% debentures originally due on January 15, 2022, for 104.15% of their face value. A loss of $6 million was recognized in the first quarter of 2002. In September 2002, the Company issued $500 million of 4.875% global notes due September 15, 2012. Net proceeds were used to repay existing long-term debt and commercial paper borrowings.

Debt as a percentage of invested capital does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan's calculation may not be comparable to other companies' calculations. The reconciliation below explains the calculation. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The Company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debtholders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debtholders and equity investors.

Reflecting the impact of new debt issuances and debt assumed on acquisitions, debt as a percentage of invested capital at the end of 2003 increased to 47%, up from 31% at the end of both 2002 and 2001. In line with its commitment to maintain strong financial ratios and solid investment grade credit ratings, Alcan plans to reduce its debt to capitalization ratio to about 35% over the next two years. Given forecasted operating cash flows and anticipated proceeds from divestitures related to the Pechiney acquisition, the Company believes this is achievable. The outcome of divestitures required for regulatory reasons as a result of the Pechiney acquisition could have a significant impact on future cash flows. The regulatory requirements for divestitures are further described in note 25 of the consolidated financial statements.

Debt as a Percentage of Invested Capital As at December 31 (In millions of US$, including Pechiney)	2003	2002	2001

Debt
Short-term borrowings	1,764	378	579
Debt maturing within one year	341	249	610
Debt not maturing within one year	7,437	3,120	2,801
Debt of operations held for sale	1	4	2
Total debt	9,543	3,751	3,992

Equity
Minority interests	519	150	132
Redeemable non-retractable preference shares	160	160	160
Common shareholders' equity	10,117	8,132	8,410
Total equity	10,796	8,442	8,702

Invested capital	20,339	12,193	12,694

Debt as a Percentage of Invested Capital (%)	47	31	31

The quarterly common share dividend remained at 15 cents per share in 2003. Total dividends paid (common and preference) to shareholders were $200 million in 2003 compared to $197 million in 2002 and $200 million in 2001.

Cash and time deposits in continuing operations totaled $778 million at the end of 2003, up from $97 million at the end of 2002 and $100 million at the end of 2001. The increase in 2003 includes $335 million of cash assumed on the acquisition of Pechiney as well as funds held for the purchase of the remaining shares of Pechiney subsequent to year-end. While Alcan has significantly more short-term debt at the end of 2003 as compared to 2002 and 2001, forecasted free cash flow and the anticipated proceeds from business divestments in connection with the Pechiney acquisition, will be available for the repayment of short-term debt.  Short-term debt (short-term borrowings plus debt maturing within one year plus debt of operations held for sale) represented 22% of total debt at the end of 2003 as compared to 17% at the end of 2002 and 30% at the end of 2001.

Alcan has access to in excess of $4 billion of committed credit facilities, of which $1.3 billion was unused as of the date of this report. Of this total, $1 billion will mature in early July. The Company believes that the cash from continuing operations, together with available credit facilities, will be more than sufficient to meet the cash requirements of operations, planned capital expenditures, dividends and any short-term debt refinancing requirements. In addition, the Company believes that its ability to access global capital markets, considering its investment grade credit rating, provides any additional liquidity that may be required to meet unforeseen events.

Contractual Obligations
The Company has future obligations under various contracts relating to debt payments, capital and operating leases, long-term purchase arrangements, pensions and other post-employment benefits, and guarantees.  The table below provides a summary of these contractual obligations (based on undiscounted future cash flows) as at December 31, 2003.

Contractual Obligations As at December 31, 2003 (In millions of US$, including Pechiney)	Payments due by period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

Long-term debt (1)	7,778	341	2,053	542	4,842
Capital leases (2)	86	16	23	20	27
Operating leases (2)	381	80	118	72	111
Purchase obligations (2)	3,268	600	485	414	1,769
Unfunded pension plans (3)	2,896	67	136	140	2,553
Other post-employment benefits (3)	2,489	69	151	170	2,099
Funded pension plans (3)	(4)	168	383	407	(4)
Guarantees (2)	187	74	74	23	16
Total		1,415	3,423	1,788

(1)  Refer to note 20, Debt Not Maturing Within One Year, of the accompanying consolidated financial statements.

(2)  Refer to note 25, Commitments and Contingencies, of the accompanying consolidated financial statements.

(3)  Refer to note 29, Post-retirement Benefits, of the accompanying consolidated financial statements.

(4)  Pension funding generally includes the contribution required to finance the annual service cost, except where the plan is largely overfunded, and amortization unfunded liabilities over periods of 15 years, with larger payments made over the initial period where required by pension legislation.  Contributions depend on actual returns on pension assets and on deviations from other economic and demographic actuarial assumptions.  Based on management's long-term expected return on assets, annual contributions for years after 2008 are projected to be in the same range as in prior years and to grow in relation with payroll.

ENVIRONMENT, HEALTH AND SAFETY (EHS)

Alcan strives to be a recognized leader of environment, health and safety excellence. To move toward this vision, Alcan introduced a new EHS management system in 2003, EHS FIRST, which is an integral part of the Company's overall business management philosophy and a critical component of its value maximizing agenda.

EHS FIRST is aligned with ISO 14001, an international environmental management standard, and OHSAS 18001, an international occupational health and safety management standard. All Alcan facilities are expected to implement the necessary management systems to support ISO 14001 and OHSAS 18001 certifications. By the end of 2003, 63% of the Company's facilities were ISO 14001 certified and 46% of the facilities were OHSAS 18001 certified. By the end of March 2004, 83% of Alcan facilities were ISO 14001 certified and 78% were OHSAS 18001 certified. All remaining sites are scheduled for certification by the end of 2004, with the exception of newly acquired facilities including those of Pechiney, which will have two years within which to comply. EHS performance data can be found in the Company's 2003 Web-based sustainability report under key measures of sustainability.

EHS FIRST provides clear standards set out in a management system manual, which also includes mandatory EHS directives. With the aid of an internal gap analysis tool, all facilities, excluding those of Pechiney, have been enabled to check compliance against the new standards and to plan the measures to fill any gaps in 2004. By the end of 2003, 94% of the requirements were fulfilled. The continuous improvement process drives Alcan's businesses to reduce impacts while improving their competitive position and efficiency. Alcan's capital expenditures to protect the environment and improve working conditions were $70 million in 2003. EHS expenditures are projected to be $135 million in 2004 and $191 million in 2005. In addition, expenditures charged against income for environmental protection were $193 million in 2003, and are expected to be $221 million in 2004 and $237 million in 2005.

As of October 2003, Alcan's six business groups took the lead in managing TARGET, an internationally recognized greenhouse gas management program. The Company was once again selected as a component of the Dow Jones Sustainability World Index.

OPERATING SEGMENT REVIEW

Alcan's six business groups or operating segments are Bauxite and Alumina, Primary Metal, Rolled Products Americas and Asia, Rolled Products Europe, Engineered Products and Packaging.

The Company's measure of the profitability of its operating segments is referred to as business group profit (BGP).  BGP comprises earnings before interest, taxes, depreciation and amortization and excludes certain items, such as corporate costs, asset impairments and Other Specified Items, that are not under the control of the business groups.  These excluded items are managed by the Company's head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Financial information for individual business groups presented in this section includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with past practice under Canadian GAAP and reflects the way the business groups are managed. However, with the adoption of U.S. GAAP, the BGP of these joint ventures is now removed from Total BGP for the Company and their net after-tax results are reported as equity income.

Additional operating segment information is presented in note 31 of the consolidated financial statements.  The information that follows is reported by operating segment on a stand-alone basis. Transactions between groups are conducted at arm's length and reflect market prices. Accordingly, earnings from Bauxite and Alumina as well as from Primary Metal operations include profit on alumina or metal produced by the Company, whether sold to third parties or used in the Company's fabricating and packaging operations. Earnings from the downstream operations represent only the value-added portion of the profit from rolled products, engineered products and packaging products.

Revenues by Business Group  2003

Bauxite and Alumina	4%
Primary Metal	19%
Rolled Products Americas and Asia	26%
Rolled Products Europe	17%
Engineered Products	13%
Packaging	21%
Total	100%

Bauxite and Alumina
The Bauxite and Alumina (B&A) group owns or operates seven bauxite mines and deposits and five alumina refineries. The alumina produced is used to meet the Company's own smelting requirements and is also sold to third-party customers. In recent years, B&A has repositioned its business portfolio around low-cost bauxite and alumina assets in Australia, which has substantially lowered cash costs and improved its competitive position.  The acquisition of Pechiney increases the group's alumina production capacity (including specialty aluminas) from 4.4 Mt/y to approximately 6.5 Mt/y, making Alcan the second largest alumina producer in the world.

Sales and Production - B&A

	2003	2002	2001
Third-party sales and operating revenues (US$M)	539	440	484
Intersegment sales and operating revenues (US$M)	873	758	771
Alumina production (kt)	4,298	4,271	4,625

In 2003, record production levels at the Gove refinery together with higher production levels at the Queensland Alumina joint venture in Australia were partially offset by production lost due to the 2002 closure of the Burntisland specialty alumina plant in the U.K.   The decline in production in 2002 was due to the sale of the Company's Jamaican operations in the second quarter of 2001.

In the second quarter of 2002, a production optimization project at Gove was initiated. This $40-million project has increased the refinery's capacity by 60 kt/y to date and is expected to further increase capacity by another 40 kt/y by the end of 2004 when the final phase of the project is completed.

In 2003, Alcan initiated a detailed feasibility study for a proposed expansion of the Gove refinery.  The potential expansion would increase Gove's smelter-grade alumina production from 2.0 Mt/y to approximately 3.5 Mt/y.  It is expected that the detailed feasibility study will be completed by mid-2004, with potential commissioning of the expansion in 2007.

As a result of a value-based review of its activities in specialty alumina-based chemicals, Alcan announced in January 2002 that it would exit this business in Europe due to the unprofitable nature of this market and because of its disadvantaged cost position.  Alcan ceased these operations in November 2002, following a consultation process with employees and union representatives.

While alumina prices were higher in 2003 than in the previous year and mark-to-market adjustments on the revaluation of derivative instruments were favourable, BGP declined due to higher energy costs and the negative impact of foreign currency movements on balance sheet translation and operating costs. In 2002, decreased production and lower alumina prices, partially offset by improved production costs and favourable mark-to-market adjustments on the revaluation of derivative instruments, contributed to lower BGP in comparison to 2001.

BGP - B&A

	2003	2002	2001
BGP (US$M)	278	291	299
LME (US$/t)	1,428	1,365	1,454

In 2003, strong demand from China caused the alumina market to be in short supply, resulting in a sharp rise in spot prices.  Long-term contract prices moved up as well in response to rising prices for aluminum on the LME.  Average realized prices decreased in 2002 compared to 2001 in line with lower LME prices.

Average production costs per tonne were 7% higher in 2003 as ongoing cost reduction efforts were more than offset by higher energy prices and the impact of foreign currency movements.  Average production costs per tonne were 6% better in 2002, due to the divestment of high-cost operations in Jamaica and lower raw material prices.

The B&A group also owns and operates three specialty chemical facilities. These facilities produce alumina-based products for a wide array of applications, including solid surfacing, refractories, ceramics, catalysts, absorbants and water treatment.  In 2003, operating results were 85% higher than in the prior year, due mainly to the closure of the Burntisland plant in the U.K. that had operated at a loss in 2002.  Operating results for 2002 were 24% lower than in 2001 due to poor market conditions.

Primary Metal
Alcan is the second largest primary aluminum producer in the world.  The Primary Metal group operates or has interests in 16 smelters worldwide with a total capacity of 2.3 Mt/y. Of this capacity, 62% is supplied by Company-owned power, which represents a major competitive advantage when compared to the industry average of 28%. With a focus on continuous improvement in technology and costs, the Company is reinforcing its excellent low-cost primary metal position. Over 50% of Alcan's smelting capacity is in the lowest quartile on the industry cash cost curve.  In addition to LME-grade ingot, the Primary Metal group produces value-added aluminum in the form of sheet ingot, extrusion billet, cable rods and foundry ingot for other Alcan plants or third-party customers serving the transportation, building and construction, consumer goods and machinery markets.  The acquisition of Pechiney increases smelter capacity to approximately 3.5 Mt/yand gives the Company the largest share of low-cost capacity in the world. (This figure has been corrected from that previously reported in the 2003 annual report.)

Sales and Production - Primary Metal

	2003	2002	2001
Third-party sales and operating revenues (US$M)	2,647	2,473	2,567
Intersegment sales and operating revenues (US$M)	2,306	2,204	2,117
Aluminum production (kt)	2,354	2,238	2,042

A full year of production from the Company's 40%-interest in Aluminerie Alouette in Sept-Îles, Quebec, acquired during 2002, capacity restarts at the Kitimat smelter in British Columbia and benefits from the Soeral expansion project in Norway contributed to the 5% increase in production in 2003.   Nine smelters set annual production records.  Most of Alcan's smelter production is in the form of value-added ingot, and record sales levels were achieved for each of the three major products: extrusion billet, foundry ingot and rod.   Record production was also achieved at the partially owned anode plant, Aluchemie, in the Netherlands.

BGP - Primary Metal

	2003	2002	2001
BGP (US$M)	856	875	769
Average realized price (US$/t)	1,605	1,528	1,600
LME (US$/t)	1,428	1,365	1,454

In 2003, additional sales volumes, higher metal realizations, recoveries on asset retirement obligations, favourable mark-to-market adjustments for the revaluation of derivatives and benefits from profit improvement initiatives were more than offset by the negative impact of the weaker U.S. dollar, higher alumina and fuel-related raw material costs, as well as higher pension expenses. For the year, there was an unfavourable balance sheet translation impact of $82 million.

In 2002, BGP increased by 14% as compared to 2001. Additional sales volumes, lower operating costs,favourable mark-to-market adjustments for the revaluation of derivatives and benefits from the algroup integration and restructuring programs more than offset a 6% reduction in LME prices and the unfavourable impact of foreign currency translation of $10 million.

Cost of Production - Primary Metal

	2003	2002	2001
Special charges * (US$/t)	27	45	114
Cost of production (US$/t)	1,306	1,190	1,209

* Includes pre-operating and start-up costs, general overhead from non-operating sites, underabsorbed fixed costs due to unused capacity and environmental provisions.

The increase of $91/t in total metal production costs in 2003 was attributable to the unfavourable impact of the weaker U.S. dollar, higher alumina and fuel-related raw materials, as well as higher pension expenses. Benefits from cost reduction initiatives helped to offset some of these unfavourable variances.  Special charges in 2001 and 2002 were mainly for Alma pre-operating and start-up expenses.

Work on the expansion of the Alouette smelter in Quebec, in which Alcan has a 40% stake, is proceeding on budget and ahead of schedule.  Start-up is expected in early 2005, with full production later that year. The expansion, of which Alcan's share of the cost is $350 million, will increase the capacity of the smelter from 243 kt/y to 550 kt/y. In 2003, capital spending on the expansion was $106 million.

The high-amperage/low-energy project at the Lynemouth and Lochaber smelters in the U.K., which was approved in June 2002, was completed on budget and on schedule. This project will result in incremental production of 16 kt/y, as well as improved energy efficiencies and lower CO2 emissions.

The construction of the Candonga hydro power plant in Brazil, with an installed capacity of 140 Mw, has been completed at a total cost to Alcan of $47 million.  Alcan participated equally in the facility with CVRD (Companhia Vale do Rio Doce). At the end of March 2004, CVRD and Alcan were granted an operating license and operations are expected to commence by early June.

Alcan's innovation and commitment to finding sustainable and financially attractive solutions was further demonstrated in the development of a solution for the treatment of spent potlining. Spent potlining is considered a hazardous waste composed of carbon and the refractory lining of electrolytic cells that are taken out of service after a useful life of about six years.  For a total investment of up to CAN$150 million, an 80-kt/y treatment facility will be built in the Saguenay - Lac-Saint-Jean region of Quebec using Alcan technology.

In October, Alcan signed a definitive joint venture agreement with Qingtongxia Aluminum Company (QTX) and Ningxia Electric Power Development and Investment Co. Ltd. (NEI) in China. Under the agreement, Alcan will invest up to $150 million to acquire a 50% share in an existing modern 150-kt/y pre-bake smelter located in the Ningxia autonomous region. The agreement provides for the joint venture to obtain long-term access to dedicated power at competitive terms sufficient to meet the energy requirements of the smelter. The agreement also gives Alcan a substantial operating role and the option to acquire, through additional investment, up to 80% of a new 250-kt/y potline already under construction. The agreed joint venture proposal is awaiting Chinese government approval.  Alcan management of the operations commenced on May 1.

In line with its commitment to economic and environmental sustainability, Alcan announced in January 2004 that it would permanently halt production of the four Söderberg potlines at the 60-year-old Arvida smelter in Jonquière, Quebec. The shutdown, which was completed in April, affects 90 kt/y of production, or about 3% of Alcan's global production capacity. Total decommissioning costs are expected to be approximately $26 million consisting mainly of early retirement and demolition expenses.

Rolled Products Americas and Asia
Alcan Rolled Products Americas and Asia (RPAA), with 15 production facilities in five countries, is focused on meeting the ever-changing needs of its global and regional fabrication customers through the rapid transfer and adoption of best technology and management practices. The RPAA group manufactures and sells high-quality sheet and light gauge rolled products serving numerous markets, including beverage, food packaging, automotive, construction and other durable goods.  The acquisition of Pechiney does not materially impact RPAA.

Sales and Operating Revenues - RPAA

	2003	2002	2001
Third-party sales and operating revenues (US$M)	3,528	3,396	3,367

The sales increase in 2003 was driven mainly by higher-priced metal input costs being passed through to customers.  Volumes increased by 18% in Asia and 10% in South America, offsetting a 7% decline in North America.  The Company was able to capitalize on growth in Asian can demand, particularly in China, combined with improved operating performance in its Korean operations. Alcan also made further inroads into the South American can market, which began to grow towards the end of the year. North American sales were below the record 2002 pace with weakness in some end-use markets and lower can sheet volumes.

Rolled Products Americas and Asia Revenues by Market - 2003

Can and Closures	53%
Distribution	8%
Foil and Foilstock	17%
Industrial	11%
Automotive	7%
Other	4%
Total	100%

BGP and Shipments - RPAA

	2003	2002	2001
BGP (US$M)	344	363	298
Shipments * (kt)	1,612	1,613	1,522

* Includes shipments of rolled products and conversion of customer-owned metal.

BGP for RPAA in 2003 declined by 5% compared to the record 2002 performance. While shipments were at all-time highs in Asia and South America, the positive impact was offset by reduced volume in North America.  Benefits from aggressive cost reduction efforts in all regions helped counterbalance higher recycled metal and energy costs, a less favourable product mix and metal price lags, as well as the adverse impact of the strengthening Canadian dollar.  BGP in Asia and South America increased by 66% and 23%, respectively, compared to the prior year.

The financial results for RPAA in 2002 reflected a significant increase in BGP compared to 2001. This was attributable to volume increases along with successful cost reduction efforts in North America and the favourable impact of metal price movements. These factors more than offset the negative impact of a stronger Korean won and a volatile Brazilian economic situation and currency.

RPAA continues to benefit from important investments in the expansion, upgrade and acquisition of rolled products facilities in the past decade, as well as from its continuing customer focus and commitment to innovation, cost reduction and manufacturing excellence.

RPAA Business Units
In North America, shipments for 2003 were 7% below the prior year's record level due to lower can stock volumes, the transfer of volumes to Alcan's Asian plants and weak market conditions in the U.S. In contrast, automotive sheet sales reached an all-time record in 2003 as sales of light trucks in the North American market remained strong, despite a 3% decline in overall automobile sales.  RPAA benefited from innovations in sport utility vehicle (SUV) lift-gate and hood technologies as a result of its continued close co-operation with customers.  Industrial product revenues improved despite ongoing weakness in the distributor market and severe import price competition, as Alcan continued to concentrate on new value-creating product applications.  Container and foilstock volumes were essentially unchanged from 2002 levels, while package and converter foil shipments continued to be adversely affected by imports.

South American economies showed improvement compared to 2002, but the business environment remained challenging.  As the only local can sheet producer, Alcan was well positioned to grow can sheet sales despite a drop in the domestic can market. New product introductions along with competitive advantages and improvements in the distribution chain also strengthened the Company's sales position in industrial products and light gauge markets.  Efforts to grow export sales continued in order to mitigate the impact of soft local demand.

Taking full advantage of can sheet qualifications achieved in 2002 and improvements in operating performance in 2003, Alcan Taihan Aluminum Limited (ATA) capitalized on strong demand in Korea and China, achieving record production and sales volumes. In order to reinforce its strategic position in Southeast Asia, Alcan increased its ownership position in Aluminium Company of Malaysia from 36% to 59%.  The additional ownership stake was acquired from Nippon Light Metal Company, Ltd., in exchange for Alcan's shareholding in Alcan Nikkei Siam Limited in Thailand.

Recycling
Alcan continues to be the world's leader in recycling used aluminum beverage cans (UBCs). Alcan's U.S. operations recycled 23 billion UBCs in 2003, representing an estimated 45% of all aluminum cans recycled in the United States.  The Company operates three aluminum can recycling plants located in Oswego, New York; Greensboro, Georgia; and Berea, Kentucky, the largest UBC recycling facility in the world.

Brazil, with its 87% recycling rate, was recognized as the worldwide leader among countries where UBC recycling is not legally mandated.  The state-of-the-art recycling operation at the Company's Pinda  facility in Brazil recycles UBCs and scrap purchased from a third-party metal recycler. Throughout 2003, Alcan made strides in the North American and Brazilian markets in its efforts to strengthen the returnable aluminum can concept with the public.  In Asia, ATA's Ulsan plant is developing its recycling business using Alcan technology.

Rolled Products Europe
Rolled Products Europe (RPE) produces a broad variety of flat rolled products through its 20 plants, with AluNorf in Germany as its large-scale modern hub for several further downstream operations. RPE continues to optimize its market and product portfolio and its production system to better serve its customers and markets and further reduce costs and working capital. RPE serves a wide range of European markets including beverage can, building and construction, foilstock, automotive markets and foil and technical products, as well as some global markets, such as lithographic sheet and industrial plate. Through the Pechiney transaction, Alcan has acquired rolled products facilities in Europe. As a condition to the acquisition, Alcan has made commitments to the European Commission to divest certain groups of assets (refer to note 25 of the consolidated financial statements). The Company's proposed spin-off of the rolled products business would also have the benefit of addressing its regulatory commitments. For further details on the proposed transaction, refer to note 34 of the consolidated financial statements.

Sales and Operating Revenues - RPE

	2003	2002	2001
Third-party sales and operating revenues (US$M)	2,399	2,197	2,159

Higher realized prices, as a result of the stronger euro and a change in business mix, more than offset the decline in RPE's shipments, leading to higher revenues in 2003.

While the European beverage can market was negatively impacted by the introduction of the deposit legislation in Germany, demand growth in Eastern Europe compensated for this situation. The demand for high quality lithographic sheet was strong, ending 4% above 2002 levels; however the distribution market was weak throughout the year.

Other end-use markets were mixed in 2003.  The demand for bright surface products was robust, whereas painted products and industrial plate showed only modest improvement over 2002. In addition to the difficult economic situation, the strengthening euro versus the U.S. dollar exacerbated the already very competitive market conditions.

As in the prior year, the demand for aluminum automotive sheet remained strong in 2003 and represented the key driver for overall market growth, with automotive sheet volumes up 12% over 2002. Through its automotive finishing facility in Nachterstedt, Germany, RPE is the exclusive supplier to the all-aluminum structured Jaguar XJ, which entered production in 2003 at an estimated build rate of 30,000 cars per year.

Rolled Products Europe Third-Party Revenues - 2003

Can and Closures	20%
Distribution	13%
Foilstock	6%
Industrial	13%
Lithographic	10%
Automotive	10%
Foil and Technical Products	15%
Other	13%
Total	100%

BGP and Shipments - RPE

	2003	2002	2001
BGP (US$M)	209	172	115
Shipments * (kt)	813	836	759

* Includes shipments of rolled products and conversion of customer-owned metal.

In 2003, RPE continued to concentrate on value-added market sectors and products, while focusing on cost and working capital reduction in its operations. To support the working capital reduction initiative, a standard mill scheduling optimizer was introduced at several plants during the year.

In 2003, foil and technical products continued to implement major restructuring programs in the U.K., Germany and Switzerland, which are key to maximizing shareholder value. At mid-year, profitability improved as the sector's fixed cost burden was reduced through plant consolidation. Profit targets were achieved through aggressive cost reduction programs in order to offset soft demand in major markets, particularly in the second half of the year.

Higher price realizations, a better product mix and plant restructuring programs were the main drivers for higher BGP compared to 2002. The translation impact from the stronger euro and Swiss franc also helped to boost U.S. dollar results.

Engineered Products
The Engineered Products (EP) group manufactures extruded and cast aluminum products, cable, wire and rod, as well as composite materials such as aluminum-plastic, fibre-reinforced plastic and foam-plastic. The group provides value-added solutions for the aerospace, automotive and mass transportation markets, as well as for the architectural and display markets. The group also has one of the largest aluminum cable positions in North America. Its focus is to capitalize on profitable growth opportunities by leveraging its superior technology on a global basis.  As a result of the acquisition of Pechiney, the group will become a leading supplier of high value-added aircraft sheet and plate.

Sales and BGP - Engineered Products

	2003	2002	2001
Third-party sales and operating revenues (US$M)	1,760	1,601	1,605
BGP (US$M)	95	100	103

Despite higher sales revenues in 2003, BGP was 5% lower.  Benefits from cost reduction initiatives and the BGP contribution from the acquisitions of Baltek and Uniwood/FomeCor, since renamed Alcan Gator-Cor (Gator-Cor) helped to offset much of the impact of difficult business conditions in extrusions and distribution markets in Europe and  the cable market in North America, as well as higher costs for raw materials.

Engineered Products Revenues by Market - 2003

Automotive and Transportation	18%
Cable	23%
Composites	22%
Extrusions	23%
Service Centres	14%
Total	100%

Engineered Products Business Units
Auto sales in Europe in 2003 were 1.7% below 2002, the second consecutive year of decline. The group's increased sales of safety systems for new model cars largely offset the impact of delayed projects in cockpit carriers, but were not sufficient to compensate for a reduction in die casting sales. Two new dedicated plants for the production of safety systems are under construction in North America, which will help to replicate the Company's strong European position. Sales of safety systems for high-speed trains, metro trams and light-rail systems were below 2002 record levels as limited public sector spending led to the postponement of some projects.

Results for Alcan's North American cable business declined primarily due to softening markets, competitive pricing and cost pressures.  Market demand for transmission cable failed to materialize, as electric utilities did not increase spending as expected.  Additionally, the commercial/industrial sector showed no improvement.  The only strong markets for cable products in 2003 were rod and strip and residential construction, driven by housing starts.  Overall, total cable sales were lower than in 2002. While price levels improved compared to 2002, margins remained under pressure due to higher raw material costs.

With the acquisition and rapid integration of Baltek and Alcan Gator-Cor in 2003, Alcan secured a leadership position in the growing market for composites materials. In July, Alcan acquired Baltek Corporation, the world's leading supplier of balsa-based structural core materials, for approximately $38 million. The addition of Baltek's high performance materials will significantly enhance Alcan's range of composite products.  In October, the acquisition of Gator-Cor for $95 million was completed. Gator-Cor is one of the largest U.S.-based manufacturers of foam-based display boards. The successful completion of this transaction enables Alcan to offer a wide range of products to its customers in the graphics market. In addition to growth opportunities, the acquisition offers value-creating synergies particularly in best-practice transfers, logistical and operational improvements. Gator-Cor's two products, Gator-Foam and Fome-Cor, are complementary to Alcan's existing product range and are also sold through the same distribution channels.

In line with Alcan's strategy to maximize value, the extrusions operations in Italy were sold in 2003, while investments were made to modernize the extrusions plants in Decin, Czech Republic, and Saint-Florentin, France. While volumes for extrusions were only slightly higher than in 2002, higher aluminum prices led to a 24% increase in sales and a 17% improvement in results.

Alcan's European service centres business experienced a decline in volumes particularly during the second half of 2003.  The weakening U.S. dollar contributed to a 14% improvement in sales over 2002. Low volumes combined with high stock levels at distributors put pressure on margins and resulted in a 14% decline in results compared to 2002.

Packaging
Revenues reached a record $2.9 billion in 2003, confirming the Packaging group as a world leader in the end-use packaging markets for food, pharmaceuticals, personal care and tobacco. The group offers a broad technical and geographical range of packaging solutions using plastics, engineered films, paper and paperboard, as well as aluminum and other materials. It is continuing to capitalize on profitable growth opportunities, both internal and external, created by enhanced product ranges, new geographic markets and new customer relationships resulting from both the algroup and VAW Flexible Packaging (FlexPac) additions.  The acquisition of Pechiney at the end of 2003 will further build on Alcan's leading positions in flexible and pharmaceutical packaging and is expected to increase group sales to approximately $5.7 billion annually.

Sales and BGP - Packaging

	2003	2002	2001
Third-party sales and operating revenues (US$M)	2,923	2,291	2,301
BGP (US$M)	357	288	291

Cost reductions related to integration and restructuring programs helped offset pronounced weakness across most markets in the second half of 2003. Substantial BGP growth was achieved through the acquisition of FlexPac, which brought with it a substantial European flexible packaging position, a leadership presence in Asia and Turkey, and complementary materials technologies. At the close of 2003, the program to realize $40 million in annual integration savings was on track.  BGP was further enhanced as a result of foreign exchange benefits due mainly to the strength of the euro against the U.S. dollar.  Cash flow from operations was very strong, reflecting major efforts to reduce working capital and a disciplined approach to capital spending.

Packaging Revenues by Market - 2003

Food	48%
Pharmaceutical	17%
Tobacco	14%
Cosmetics	3%
Other	18%
Total	100%

Packaging Revenues by Region - 2003

Europe	54%
North America	33%
South America	3%
Asia	10%
Total	100%

Packaging Revenues by Type of Input - 2003

Plastic and Paper	45%
Aluminum	35%
Paperboard	13%
Glass	5%
Steel	2%
Total	100%

In April 2003, Alcan completed the acquisition of FlexPac for $330 million. The acquisition provides an excellent platform for profitable growth and is a good example of Alcan's focus on maximizing value. It significantly enhances Alcan's global leadership position in packaging by adding one of the world's leading producers of high-quality flexible packaging, expanding its footprint technologically and regionally, particularly in the rapidly developing markets of Asia. As a result of the acquisition, Alcan has world-class flexible packaging operations in Europe, Asia and the Americas.

Packaging Business Units
The food flexibles market in Europe was flat overall in 2003, despite a promising start in the first quarter. The difficult conditions in the general food market were exacerbated by a hot summer and weak market conditions in France. Volume and margin pressures were, however, partly offset by the benefits of ongoing cost reduction and integration programs. A notable success in 2003 was the outstanding performance of the European food container business following the completion of an asset optimization program. The year also saw the opening of a major new, customer-dedicated facility in Spain. North American food flexibles consolidated its number of sites through a plant specialization program.  Ongoing growth in beverage pouch and roll labels, however, strengthened the Company's niche market position in the U.S. for these products.

The pharmaceutical and personal care sector posted strong sales gains compared to 2002. This was due primarily to continued worldwide growth of the pharmaceutical packaging business, which benefited from new product launches and market growth. Market pressures in plastics and specialty cartons have resulted in lower margins. In response, rationalization programs were instituted during the summer of 2003 and it is anticipated that the benefits will be fully realized in 2004.

Alcan's tobacco packaging business grew its market position overall, with consolidation of the growth achieved in North America in 2002 and significant growth in the European marketplace in 2003.  Investments made in Germany, Turkey and Kazakhstan are expected to achieve full-year potential in 2004.  A new tobacco inner liner production facility was successfully established in Bridgnorth in the U.K. and the new metallizing and laminating plant in Berlin, Germany, was officially opened in June, achieving full production targets by year-end 2003.

RISKS AND UNCERTAINTIES

For further details, refer to notes 25, 26 and 27 of the consolidated financial statements.

Risk Management
As a multinational company, which is to a large degree engaged in a commodity-related business, Alcan's financial performance (including Pechiney) is heavily influenced by fluctuations in metal prices and exchange rates. In order to reduce a portion of the associated risks, the Company uses a variety of financial instruments and commodity contracts. Clearly defined policies and management controls govern all risk management activities. Transactions in financial instruments for which there is no underlying exposure to the Company are prohibited, except for a small metal trading portfolio not exceeding 24,000 tonnes, which is marked to market.

The decision whether and when to commence a hedge, along with the duration of the hedge, can vary from period to period depending on market conditions and the relative costs of various hedging instruments. The duration of a hedge is always linked to the timing of the underlying exposure, with the connection between the two being constantly monitored to ensure effectiveness.

Sensitivities

Estimated after-tax effect on Alcan's net income of:
	Change in	US$M	US$
	rate/price		per share
Economic impact of changes in period-average exchange rates
Canadian dollar	+1 US cent	$ (11)	$ (0.03)
Australian dollar	+1 US cent	$ (4)	$ (0.01)
Euro	+1 US cent	$ (1)	$ (0.00)
Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	+1 US cent	$ (17)	$ (0.05)
Australian dollar	+1 US cent	$ (2)	$ (0.01)
Economic impact of changes in period-average LME prices *
Aluminum	+US$100/t	$ 180	$ 0.49

* Realized prices across Alcan's total product portfolio generally lag LME price changes by an average of three to six months. Changes in local and regional premia may also impact aluminum price realizations. All sensitivities reflect the acquisition of Pechiney.

Foreign Currency Exchange
Exchange rate movements, particularly between the Canadian dollar and the U.S. dollar, have an impact on Alcan's costs and therefore its net results. Because the Company has significant operating costs denominated in Canadian dollars while its functional currency is the U.S. dollar, it benefits from a weakening in the Canadian dollar but, conversely, is disadvantaged if it strengthens.

The Company's deferred income tax liabilities and net monetary liabilities for operations in Canada and Australia are translated into U.S. dollars at current rates. The resultant exchange gains or losses are included in income and fluctuate from quarter to quarter depending on the changes in exchange rates. A decrease in the Canadian and Australian dollars results in a favourable effect, whereas an increase results in an unfavourable impact.

Aluminum Prices
Depending on market conditions and logistical considerations, Alcan may sell primary aluminum to third parties and may purchase primary aluminum and secondary aluminum, including scrap, on the open market to meet the requirements of its fabricating businesses. In addition, depending on pricing arrangements with fabricated products customers, Alcan may hedge some of its purchased metal supply in support of those sales.  Through the use of forward purchase and sale contracts and options, Alcan seeks to limit the impact of lower metal prices.

Critical Accounting Policies and Estimates
The Company's significant accounting policies are presented in note 3 to the consolidated financial statements.  The critical accounting policies and estimates described below are those that are both most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Post-Retirement Benefits
The costs of pension and other post-retirement benefits are calculated based on assumptions determined by management, with the assistance of independent actuarial firms and consultants. These assumptions include the long-term rate of return on pension assets, discount rates for pension and other post-retirement benefits obligations, expected service period, salary increases, retirement ages of employees and health care cost trend rates. These assumptions are subject to the risk of change as they require significant judgment and have inherent uncertainties that management may not be able to control. The two most significant assumptions used to calculate the obligations in respect of employee benefit plans are the discount rates for pension and other post-retirement benefits, and the expected return on assets. The discount rate for pension and other post-retirement benefits is the interest rate used to determine the present value of benefits. It is based on the yield on long-term high-quality corporate fixed income investments at the end of each fiscal year. The weighted-average discount rate was 5.6% as at December 31, 2003, compared to 5.8% for 2002 and 6.1% for 2001. An increase in the discount rate of 0.5%, assuming inflation remains unchanged, will result in a reduction of approximately $546 million in the pension and other post-retirement obligations and in a reduction of approximately $45 million in the net periodic benefit cost. A reduction in the discount rate by 0.5%, assuming inflation remains unchanged, will result in an increase of approximately $585 million in the pension and other post-retirement obligations and in an increase of approximately $47 million in the net periodic benefit cost. The calculation of the estimate of the expected return on assets is described in note 29, Post-Retirement Benefits. The weighted-average expected return on assets was 7.1% for 2003, 7.1% for 2002 and 7.3% for 2001. The expected return on assets is a long-term assumption whose accuracy can only be measured over a long period based on past experience. Over the 15-year period ended December 31, 2003, the average actual return on assets exceeded the expected return by 1.5% per year. A variation in the expected return on assets by 0.5% will result in a variation of approximately $37 million in the net periodic benefit cost.

Environmental Liabilities
Environmental expenses that are not legal asset retirement obligations are accrued on an undiscounted basis when it is probable that a liability for past events exists. In determining whether a liability exists, the Company is required to make judgments as to the probability of a future event occurring. The Company's judgments regarding the probability are subject to the risk of change, as it must make assumptions about events that may or may not occur in the distant future. If the Company's judgments differ from those of legal or regulatory authorities, the provisions for environmental expense could increase or decrease significantly in future periods. The Company consults with its external legal counsel on all material environmental matters. In order to estimate the likelihood of a future event occurring, the Company and its external legal counsel exercise their professional judgment based on case facts and experience.

Property, Plant and Equipment
Due to changing economic and other circumstances, the Company regularly reviews its property, plant and equipment ("PP&E").  Accounting standards require that an impairment loss be recognized when the carrying amount of a long-lived asset held for use is not recoverable and exceeds its fair value.  The amount of impairment to be recognized is calculated by subtracting the fair value of the asset from the carrying amount of the asset. As discussed in the notes to the consolidated financial statements, the Company reviewed specific PP&E for impairment in 2003 due to situations where circumstances indicated that the carrying value of specific assets could not be recovered.  The Company made assumptions about the undiscounted sum of the expected future cash flows from these assets and determined that they were less than their carrying amount, resulting in the recognition of an impairment in accordance with GAAP. In estimating future cash flows, the Company uses its internal plans.  These plans reflect management's best estimates; however they are subject to the risk of change as they have inherent uncertainties that management may not be able to control.  Actual results could differ significantly from those estimates. The Company cannot predict whether an event that triggers an impairment of PP&E will occur or when it will occur, nor can it estimate what effect it will have on the carrying values of these assets.  However, the effect could be material.

Goodwill
As reported in note 4, Accounting Changes, effective January 2002, goodwill is no longer amortized but is tested annually for impairment at the reporting unit level. Impairment is determined by comparing the fair value of the reporting unit to its carrying value. The fair value of a reporting unit and assets and liabilities within a reporting unit may be determined using alternative methods for market valuation, including quoted market prices, discounted cash flows and net realizable values. Upon adoption of this standard, an impairment of $748 million (including $8 million related to assets held for sale) was identified in the goodwill balance as at January 1, 2002, and was charged as a cumulative effect of an accounting change in the consolidated statement of income in 2002. Amortization expense recognized in the consolidated statement of income was $69 million in 2001. In estimating the fair value of a reporting unit, the Company uses acceptable valuation techniques and makes assumptions and estimates in a number of areas, including future cash flows and discount rates. In estimating future cash flows, the Company uses its internal plans. These plans reflect management's best estimates; however, they are subject to change as they have inherent uncertainties that management may not be able to control. Actual results could differ significantly from those estimates.

Income Taxes
The provision for income taxes is calculated based on the expected tax treatment of transactions recorded in the Company's consolidated financial statements.  Income tax assets and liabilities, both current and deferred, are measured according to the income tax legislation that is expected to apply when the asset is realized or the liability settled.  The Company regularly reviews the recognized and unrecognized deferred income tax assets to determine whether a valuation allowance is required or needs to be adjusted.  In forming a conclusion about whether it is appropriate to recognize a tax asset, the Company must use judgment in assessing the potential for future recoverability while at the same time considering past experience.  All available evidence is considered in determining the amount of a valuation allowance.  If the Company's interpretations differ from those of tax authorities or judgments with respect to tax losses change, the income tax provision could increase or decrease, potentially significantly, in future periods.

Business Combinations
The Company accounts for business acquisitions using the purchase method.  Under this method, the cost of a purchase is allocated to the estimated fair values of the net assets acquired.   When the Company completes an acquisition towards the end of its fiscal year or the acquired enterprise is very large, the Company makes tentative estimates of the fair values of the net assets acquired as it is still in the process of gathering all the relevant data.  Accordingly, the final fair values of the net assets acquired could differ materially from the amounts presented in the 2003 consolidated financial statements.   In the case of the Pechiney acquisition completed on December 15, 2003, the significant elements for which the fair values could differ include PP&E, intangible assets, goodwill, deferred income taxes, deferred charges and other assets, and deferred credits and other liabilities.  Changes in the fair values of these elements could have a significant impact on the Company's net income, including depreciation and amortization, and income taxes.  The Company expects to complete the final valuation of Pechiney's net assets during 2004.

CAUTIONARY STATEMENT

Statements made in this report that describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should", "estimates", "anticipates" or the negative thereof or other variations thereon. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Important factors that could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits and other factors within the countries in which the Company operates or sells its products and other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes. The aluminum market overview contained in this report is based on research that includes information from sources believed to be reliable, but Alcan does not make any representation that it is accurate in every detail. The aluminum market overview represents the Company's views as of June 14, 2004.